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                                                                  EXHIBIT 10.22





                            MASTER SERVICES AGREEMENT
                                     between
                       ELECTRONIC DATA SYSTEMS CORPORATION
                                       and
                                 BUILDNET, INC.

















Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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                            MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the "Agreement"), dated as of December 18, 1998, documents the business relationship between BuildNet, Inc., a North Carolina corporation ("BuildNet"), and Electronic Data SYSTEMS CORPORATION, a Delaware corporation ("EDS"), and describes the terms and conditions under which EDS will perform for BuildNet the information technology services described below.

1. TERM. The term of this Agreement will begin on December 1, 1998 (the "Effective Date"), and, unless earlier terminated as provided in this Agreement, will continue through December 30, 2003. Such original term may be extended by mutual written agreement of the parties.

2. EDS SERVICES. BuildNet agrees to afford EDS the opportunity to make a proposal on all information technology projects for which BuildNet contemplates using third party resources during the term of this Agreement. During the term of this Agreement, the parties may agree upon Work Orders, which Work Orders shall be generally in the format specified in ATTACHMENT A hereto, and shall consist of an Exhibit A which shall describe the services EDS will perform and the deliverables EDS will produce (the "EDS Services"); an Exhibit B describing the obligations of BuildNet; an Exhibit C describing the payments due to EDS for the EDS Services; and, if required, an Exhibit D specifying any terms and conditions unique to that Work Order. In the event a conflict between a Work Order and the body of this Agreement should arise, the body of this Agreement will take precedence. Work Orders shall be numbered sequentially beginning with the number one (1) and when executed shall be attached hereto and made a part hereof.

3. REPRESENTATIVES. During the term of this Agreement, EDS and BuildNet will each maintain a representative who will be its primary point of contact in dealing with the other under this Agreement and will have the authority and power to make decisions with respect to actions to be taken by it under this Agreement. Either party may change its representative by giving notice to the other of the new representative and the date upon which such change will become effective. In performing its obligations under this Agreement, EDS will be entitled to rely upon any routine instructions, authorizations, approvals or other information provided to EDS by BuildNet's representative or, as to areas of competency specifically identified by such representative, by any other BuildNet personnel identified by BuildNet's representative, from time to time, as having authority to provide the same on behalf of BuildNet in such person's area of competency. BuildNet will inform EDS in writing of areas where BuildNet intends to rely on EDS as the subject matter experts, and in those areas EDS will incur the responsibility under this agreement for that ensuring proper decisions are made, subject to revision based on changes initiated by BuildNet. Unless EDS knew of any error, incorrectness or inaccuracy in such instructions, authorizations, approvals or other information, EDS will incur no liability or responsibility of any kind in relying on or complying with any such instructions, authorizations, approvals or other information.


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4.       BUILDNET'S ROLE. During the term of this Agreement and in addition to the other obligations of BuildNet described herein, BuildNet will, at its own cost and expense, have the obligations to EDS described in any Work Orders agreed to by the parties.

5. PAYMENT. In consideration for the performance of the EDS Services, BuildNet will pay to EDS the charges set forth in any Work Orders agreed to by the parties as such charges may be adjusted from time to time as provided in such Work Order. In addition, BuildNet will pay or reimburse EDS for (a) all reasonable out-of-pocket expenses (not to exceed $5,000 without BuildNet's prior written consent) incurred by EDS in the performance of the EDS Services specified in any Work Orders agreed to by the parties, and (b) all taxes, assessments, duties, permits and fees, however designated, that are levied upon this Agreement, the EDS Services or the software, equipment, materials or other property, or their use, provided hereunder, excluding taxes based on the income of EDS. EDS will submit a written invoice to BuildNet monthly in arrears reflecting the amount owed to EDS by BuildNet for the previous month, with such supporting documentation as BuildNet reasonably requests, and BuildNet will pay the invoiced amount by the 15th day following receipt by BuildNet of the invoice, unless otherwise agreed on a particular Work Order. Any past due amounts will bear interest until paid at a rate of interest equal to the lesser of (i) the prime rate established from time to time by Citibank of New York plus two percent (2%), or (ii) eighteen percent (18%).

6. EMPLOYEES. The EDS personnel performing the EDS Services will be and remain the employees of EDS, and EDS will provide for and pay the compensation and other benefits of such employees, including salary, health, accident and workers' compensation benefits and all taxes and contributions which an employer is required to pay relating to the employment of employees. During the term of this Agreement and for a period of twelve (12) months thereafter, neither party will solicit, directly or indirectly, for employment or employ any employee of the other who is or was involved in the performance of the EDS Services without the prior written consent of the employing party.

7. CONFIDENTIALITY AND ANNOUNCEMENTS. EDS and BuildNet will have the confidentiality obligations set forth in ATTACHMENT B. Neither party will make any media release or other public announcement relating to or referring to this Agreement without the other's prior written consent, such consent not to be unreasonably withheld.

8. WARRANTIES AND ADDITIONAL COVENANTS. EDS and BuildNet will have the obligations relating to warranties and additional covenants set forth in ATTACHMENT C.

9. OWNERSHIP. Each party will retain all rights it possessed prior -,o the date of this Agreement in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that may be used by such party in connection with its role relating to the performance of the EDS Services. Should EDS acquire third party owned software on BuildNet's behalf and subsequently deliver such software to BuildNet either as a standalone product, or as part of a Deliverable hereunder,


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         such software will be and remain the property of such vendor and
         BuildNet agrees to comply with such third party software owners' license terms and conditions. Subject to such third party rights or restrictions and the other provisions of this SECTION 9, [*] the deliverables developed hereunder, (including source code, development and user documentation, test plans, build scripts and installation processes required for BuildNet to continue to maintain and develop the deliverables in the event of termination of this agreement) that (a) are described in an Exhibit A to a Work Order hereto, (b) are developed and delivered by EDS under this Agreement, and (c) are paid for by BuildNet (the "Deliverables"). Notwithstanding anything to the contrary in this Agreement, EDS (i) will retain all right, title and interest in and to all development tools, know-how, methodologies, processes, technologies or algorithms used in performing the EDS Services which are based on trade secrets or proprietary information of EDS or are otherwise owned or licensed by EDS, (ii) will be free to use the ideas, concepts and know-how which are developed in the course of performing the EDS Services and may be retained by EDS' employees in intangible form, and (iii) will retain ownership of any EDS-owned software or development tools that are used in producing any work product and become embedded therein. EDS hereby grants to BuildNet a perpetual (subject to compliance with this sentence), royalty-free, nonexclusive license to use, sell, copy or distribute such embedded software and tools (if any) solely in connection with BuildNet's use and exploitation of the Deliverables and only so long as such software and tools (if any) remain embedded in the Deliverables or any improvements thereto or derivative works thereof and are not separated therefrom. No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement.

10. TERMINATION. If either party materially or repeatedly defaults in the performance of any of its obligations under this Agreement, which default (a) if of a non-monetary nature, is not substantially cured within thirty (30) days after notice is given to the defaulting party specifying the default or, with respect to those defaults that cannot reasonably be cured within thirty (30) days, should the defaulting party fail to proceed within thirty (30) days to commence during the default and thereafter to proceed with all reasonable diligence to substantially cure the default, or (b) if of a monetary nature, is not cured within 10 days after notice is given to the defaulting party specifying the default, the party not in default may, by giving notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination. Upon expiration or termination of this Agreement for any reason, EDS will cease to perform the EDS Services for BuildNet, and BuildNet will pay to EDS all sums due to EDS as a result of the EDS Services performed and expenses incurred through the effective date of such expiration or termination (prorated as appropriate). Expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set forth in this Agreement which (a) the par-ties have expressly agreed will survive any such expiration or termination or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

Portions of this exhibit marked by [*] have been omitted pursuant to a request for confidential treatment.

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11.      INDEMNITIES. EDS and BuildNet will have the indemnity obligations set forth in ATTACHMENT D.

12. LIABILITY. Each party's liability to the other for any damages arising out-of or related to this Agreement, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed. in the aggregate for all claims, actions and causes of action of every kind and nature, the lesser of (a) the aggregate amount which BuildNet has paid EDS for the nine (9) month period directly preceding the first event, act or omission on which such liability is based, or
         (b) two million dollars ($2,000,000) in no event will the measure of damages payable by EDS include, nor will EDS be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed. No claim. demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than three (3) years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either party against the other. The provisions of this
         SECTION 12 will survive the expiration or termination of this Agreement for any reason.

13. MEDIATION ARBITRATION. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a "Dispute"), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this SECTION 13 (the "AAA"). If the parties are unable to agree on the mediator. The mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected in accordance with such rules, and the arbitrators will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The arbitrator will reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope of discovery. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. Any negotiation, mediation or arbitration conducted pursuant to this
         SECTION 13 will take place in Plano, Texas, if initiated by BuildNet, and in Research Triangle Park, North Carolina, if initiated by EDS. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this SECTION 13 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of the EDS Services by EDS. Nothing in


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         this SECTION 13 prevents the parties from exercising their right to terminate this Agreement in accordance with Section 10.

14. EXCUSED PERFORMANCE. Neither party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from acts or omissions of the other party, natural disasters, riots, war, civil disorder, or any other causes beyond that party's reasonable control (including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines) and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts.

15. EXPORT REGULATIONS. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data. Notwithstanding anything to the contrary in this Agreement, BuildNet will not directly or indirectly export (or reexport) any computer hardware, software, technical data or derivatives of such hardware, software or technical data or permit the shipment of same: (a) into (or to a national or resident of) Cuba, North Korea, Iran, Iraq, Libya, Syria or any other country to which the United States has embargoed goods; (b) to anyone on the U.S. Treasury Department's List of Specially Designated Nationals, List of Specially Designated Terrorists or List of Specially Designated Narcotics Traffickers, or the U.S. Commerce Department's Denied Parties List; or
         (c) to any country or destination for which the United States government or a United States governmental agency requires an export license or other approval for export without first having obtained such license or other approval. The provisions of this SECTION 15 will survive the expiration or termination of this Agreement for any reason.

16. RIGHT TO ENGAGE IN OTHER ACTIVITIES. BuildNet acknowledges and agrees that, EDS may provide data processing and other information technology services for third parties at any EDS facility that EDS may utilize from time to time for performing the EDS Services. Nothing in this Agreement will impair EDS' right, subject to the provisions of ATTACHMENT B, to acquire, license, market. distribute, develop for itself or others or have others develop for EMS similar technology performing the same or similar functions as the technology and EDS Services contemplated by this Agreement.

17. NOTICES. All notices under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth herein. All notices under this Agreement that are addressed as provided in this SECTION 17, (a) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (b) if delivered by facsimile, will be deemed given when confirmed and (c) if delivered by mail in the manner described above, will be deemed given on the fifth (5th) business day after the day it is deposited in a regular depository of the United States mail. Either party may


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         change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

18. MARKETING AND PROMOTIONAL ACTIVITIES. EDS will use commercially reasonable efforts to promote and market BuildNet and BuildNet Products as The electronic commerce standard for the building industry. If applicable, any such promotional or marketing services of BuildNet and BuildNet Products shall include displays of promotional material substantially comparable to displays for other electronic commerce products and services. Examples of such services would include trade shows, EDS web site. EDS customer literature, advertisements, event sponsorships, and sales agent training.


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         A. PROMOTIONAL MATERIAL. BuildNet shall, at its own expense, provide
         EDS with marketing material that BuildNet deems necessary in order for EDS to fulfill its obligations pursuant to this Agreement. Any promotional, sample or demonstration material, including without limitation software on CDs or diskettes, brochures, and other printed material provided by BuildNet to EDS shall remain the sole property of BuildNet. EDS shall have full responsibility for keeping such material in proper condition during the entire time that the material is in its possession. Any reproductions made by EDS are strictly for marketing promotions and are not intended to be a source of revenue for EDS.

         B. RIGHT TO USE TRADEMARKS, TRADENAMES AND LOGOS OF BUILDNET. BuildNet hereby grants to EDS the nonexclusive right and license to use the BuildNet name, trade names, trademarks, logo and service marks (collectively referred to as the "Company Marks") solely in connection with the promotion and marketing of BuildNet and BuildNet Products. Either separately or in conjunction with any BuildNet trademark or tradename, EDS agrees to include any notices that BuildNet may reasonably request when using the Company Marks. In ' using the Company Marks, EDS agrees to abide by BuildNet's Trademark Usage Guidelines, separately provided by BuildNet to EDS, as they may be amended from time to time.

         C. COMMERCIALLY REASONABLE EFFORTS. EDS agrees to use commercially reasonable efforts to promote and market BuildNet and BuildNet Products to its customers, as appropriate.

19. OTHER. Where agreement, approval, acceptance or consent of either party is required by this Agreement, such action will not be unreasonably withheld or delayed. If any provision (other than a provision relating to any payment obligation) of THIS Agreement or the application thereof to any persons or circumstances is, to any extent, held invalid or unenforceable, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each provision of this Agreement will be valid and enforceable to the extent permitted by law. Nothing in this Agreement may be relied upon or will benefit any party other than EDS and BuildNet. This Agreement (a) will be governed by the substantive laws of the State of Texas (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), (b) may not be assigned by either party without the prior written consent of the other (except that EDS will have the right to subcontract portions of the EDS Services to be performed by it so long as EDS remains responsible for such performance), and (c) together with the attachments hereto (each of which are incorporated into this Agreement by this reference), constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all previous representations, understandings or agreements with respect thereto.

In Witness Whereof, the parties have duly executed and delivered this Agreement as of Effective Date.


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BUILDNET, INC.
     By:   /s/ Keith T. Brown
        ----------------------------------------------------------------------
     Typed Name:    Keith T. Brown
                --------------------------------------------------------------
     Title:    President/CEO
            ------------------------------------------------------------------
     Date:     12/31/98
           -------------------------------------------------------------------
     Address: 4815 Emperor Blvd. - Suite 214 in Durham. North Carolina 27703




ELECTRONIC DATA SYSTEMS CORPORATION
     By:   /s/ Randy Wiele
        ----------------------------------------------------------------------
     Typed Name:    Randy Wiele
                --------------------------------------------------------------
     Title:    Vice President - Electronic Commerce
            ------------------------------------------------------------------
     Date:     12/31/98
          --------------------------------------------------------------------
              Address: 5400 Legacy Drive Plano, Texas 75024


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[Date]

BuildNet, Inc.
4815 Emperor Blvd. - Suite 214
Durham, NC 27703
Attention:
          ----------------------

Re: Work Order No.
                  --------------

This letter ("Work Order No. _____") will confirm the mutual understanding and agreement of BuildNet, Inc. ("BuildNet") and Electronic Data Systems Corporation ("EDS") as to the terms on which EDS will provide to BuildNet the Services described in this Work Order No. ____, which terms are as follows:

1. This Work Order No. _____ is entered into by the parties under the provisions of that certain Master Services Agreement, dated as of ____, ________ , between BuildNet and EDS (the "Agreement"), and, except as otherwise provided in this Work Order No._____, all applicable provisions of the Agreement are incorporated into this Work Order No.____ by this reference.

2. The term of this Work Order No. _____ will commence ___________ , _____ on ______ and, unless earlier terminated as provided in the Agreement or this Work Order No._____ will expire on _________. The term of this Work Order No._____ may be extended by the mutual written agreement of the Parties.

3. During the term of this Work Order No. __________ , EDS will provide to BuildNet the Services described in the attached Exhibit A.

4. In connection with the Services provided by EDS under this Work Order No. _____ , BuildNet will provide to EDS the support and resources described in the attached Exhibit B.

5. For the Services provided by EDS under this Work Order No. _______ , BuildNet will pay to EDS the amounts specified in the attached Exhibit C, as such amounts are adjusted from time to time as provided in Exhibit C.

6. The Services provided by EDS under this Work Order No. _______ will be subject to the additional provisions (if any) set forth in the attached Exhibit D.

Please indicate your agreement to the foregoing by signing both copies of this Work Order No.______ and returning one fully executed copy to EDS.

ELECTRONIC DATA SYSTEMS CORPORATION


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---------------------------------------
Randy Wiele
Vice President - Electronic Commerce

Accepted and Agreed:

BUILDNET, INC.

By:
   ------------------------------------
Typed Name:
Title:
Date:



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                                    EXHIBIT A

                                  EDS SERVICES


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                                    EXHIBIT B

                              BUILDNET OBLIGATIONS

1. FACILITIES. BuildNet will provide to EDS at Research Triangle Park, NC (the "BuildNet Facilities") the following items, which will be used by EDS only to provide the EDS Services: space, parking, office furnishings, janitorial service, computer hardware, computer software, voice communication services, data communication services, utilities (including heat and air conditioning), office-related equipment (such as telephones, file cabinets and desks), supplies, duplicating and facsimile equipment and services and premises security services, in each case as are required for EDS to perform the EDS Services. BuildNet will give EDS access to such facilities twenty-four (24) hours a day, seven (7) days a week, subject to any constraints imposed under applicable leases. BuildNet will provide the BuildNet Facilities and the items described in this SECTION 1 in a manner such that they (a) are kept free of health and safety hazards, (b) comply with and are maintained in compliance with all applicable local, state and federal laws, including the Americans with Disabilities Act, and (c) meet such operational, environmental and safety requirements as are required for EDS to perform the EDS Services.

2. HARDWARE. BuildNet will provide to EDS access to such items of BuildNet hardware and related equipment (including personal computers, terminals, printers, remote job entry workstations and similar equipment), as well as telecommunications lines and equipment, at the BuildNet Facilities as EDS reasonably requests in connection with the performance by EDS of the EDS Services. Further, with respect to any leased hardware and related equipment, BuildNet will obtain any consents from its vendors as are necessary for EDS to use such hardware and equipment in performing the EDS Services. BuildNet will be responsible for obtaining any such consents and for finding an alternative solution in the event a vendor refuses consent. For purposes of this Agreement, "access" means the enjoyment of physical and legal use and operation of a specified item of property as required for EDS to perform its obligations under this Agreement.

3. SOFTWARE. BuildNet will provide, or cause to be provided, to EDS the right to access BuildNet-owned software and software licensed to BuildNet or a customer of BuildNet by a vendor if such is required for EDS to perform the EDS Services, but for no other purpose. BuildNet will be responsible for obtaining any such consents, licenses or other rights and for finding an alternative solution in the event a vendor refuses consent.

4. PERSONNEL RESOURCES. BuildNet will provide and make available to EDS appropriate management and technical personnel of BuildNet who ,&U work with EDS and will perform or ensure the performance of, on a timely basis, those activities referenced in Exhibit B of any Work Order, the responsibility for which is required therein to be assumed by BuildNet. In addition. BuildNet will cooperate with EDS through making available such -personnel, management decisions, information, authorizations, business


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         plans, approvals and acceptances in order that EDS' performance of the
         EDS Services may be properly, timely and efficiently accomplished.


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                                    EXHIBIT C

                                PAYMENTS DUE EDS


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                                    EXHIBIT D

                              ADDITIONAL PROVISIONS


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                                  ATTACHMENT B

                                 CONFIDENTIALITY

         1. SCOPE OF OBLIGATION. Except as otherwise expressively provided in this Agreement, EDS and BuildNet each agree that (a) all information communicated to it by the other and identified in writing as confidential, or disclosed orally or visually if identified as confidential at the time of disclosure and if summarized in writing and provided to the other party promptly after such oral or visual disclosure whether before or after The date hereof,
(b) all information constituting part of the Deliverables in connection with the EDS Services, whether before or after the date hereof, and (c) this Agreement and the parties' rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of E-EDS and BuildNet agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. No such information will be disclosed by the recipient party without the prior written consent of the other party; provided, however, that each party may disclose this Agreement and the other party s confidential information to those of the recipient party's attorneys, auditors, insurers (if applicable), subcontractors and full time employees who have a need to have access to such information in connection with their employment (or engagement, if applicable) by the recipient party. Compliance by each of the persons referenced in the preceding sentence with the confidentiality obligations set forth in this ATTACHMENT B will remain the responsibility of the party employing or engaging such persons.

2. EXCEPTIONS. The foregoing will not prevent either party from disclosing information that belongs to such party or (i) is already known by the recipient party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient party, or (iii) is rightfully received from a third party. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the party required to disclose the confidential information, to the extent possible, provides the other party with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure. if confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to SECTION 13 of this Agreement, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request at the expiration or termination of this Agreement for any reason, all documented confidential information land all copies thereof) owned by the requesting party will be returned to the requesting party or will be destroyed, with written certification Thereof being given to the requesting party. The provisions of this ATTACHMENT B will survive the expiration or termination of this Agreement for any reason.


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3.       Notwithstanding the foregoing, EDS acknowledges and agrees that
         BuildNet is engaged principally m the business of offering electronic commerce products and services to the building industries and that nothing disclosed to BuildNet by EDS hereunder shall in any way preclude BuildNet from engaging in such business in the ordinary, course consistent with BuildNet's business plans.


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                                  ATTACHMENT C

                       WARRANTIES AND ADDITIONAL COVENANTS

1. PERFORMANCE. EDS represents and warrants that ail EDS Services will be performed in a professional and workmanlike manner in accordance with industry standards.

2. BUILDNET INFORMATION. BuildNet represents and warrants that the information furnished by BuildNet to EDS on which EDS based the description of the EDS Services and the charges to be paid by BuildNet therefor, in each case as set forth in this Agreement, is accurate and complete in all material respects.

3. VIRUSES. Each party will use commercially reasonable measures to screen any software provided or made available by it to the or-her party hereunder for the purpose of avoiding the introduction of any "virus" or other computer software routine or hardware components which are designed (i) to permit access or use by third parties to the software of the other party not authorized by this Agreement, (ii) to disable or damage hardware or damage, erase or delay access to software or data of the or-her party or (iii) to perform any other similar actions.

4. DISABLING CODES. EDS will not, without informing BuildNet's Representative in writing, knowingly insert into the software used by it hereunder any code or other device which would have the effect of disabling, damaging, erasing, delaying or otherwise shutting down all or any portion of the EDS Services or the hardware, software or data used in performing the EDS Services. EDS will not invoke such code or other device at any time, including upon expiration or termination of this Agreement for any reason.

5.       YEAR 2000.

         (a) Deliverables hereunder which are developed by EDS for BuildNet will be Year 2000 Compliant, as that term is defined herein). The parties acknowledge and agree that the EDS Services do not include, and EDS will not be responsible for, any changes, modifications, updates or enhancements to any existing software, systems, hardware and related equipment, data, interfaces or processes (collectively, "Items") which may be necessary so that such Items, either alone or in conjunction with or-her Items will be Year 2000 Compliant. For purposes of this Agreement, the term "Year 2000 Compliant" means that such Items (i) will operate and produce data before, on or after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such software is operating is on or after 12:00 a.m. on January 1, 2000, or (iii) will accept, calculate, process, maintain, store and out-out, accurately and without delay, interruption or error, any function referencing a time or date on or after 12:00 a.m. on January 1, 2000, or both, whether before, on or after 12:00 a.m. on January 1, 2000, and any time period determined or to be determined based on any such times or dates, or both. EDS will not be responsible or penalized for any adverse impact on BuildNet, the EDS


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         Services or any performance standards therefor resulting from any Items of BuildNet or any third party not being Year 2000 Compliant or from any inaccuracies, delays, interruptions or errors as a result of receiving data in two digit year date or other formats that are not Year 2000 Compliant from other software, systems, hardware and related equipment or third parties or as a result of any changes made by BuildNet or any third party to the software, being operated by EDS as part of the EDS Services.

(b) Except for third party owned software that EDS acquires on BuildNet's behalf and subsequently delivers to BuildNet as either a standalone product or as part of a Deliverable hereunder, EDS covenants that Deliverables hereunder will maintain the functionality existing as of the date of acceptance of such Deliverables by BuildNet taking into account any processing, accepting, calculating, writing and outputting of times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000, and any time periods determined or to be determined based on any such times or dates. or both, and BuildNet acknowledges and agrees that EDS will not be responsible for:

         (i) changes, modifications, updates or enhancements to, and any inaccuracies, delays, interruptions or errors caused by, interfaces between the Deliverables hereunder and any software or systems which are not provided by EDS under this Agreement, and

         (ii) any inaccuracies, delays, interruptions or errors occurring as a result of incorrect data or data from other systems, software, hardware, processes or third parties provided in a format that is inconsistent with the format and protocols established for the Deliverables including date data in two digit format, even if such data is required for the operation of the Deliverables; and

         (iii) any inaccuracies, delays, interruptions or errors occurring as a result of data from telecommunications systems.

6. DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ATTACHMENT C, EDS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE, OF ANY INFORMATION TECHNOLOGY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ATTACHMENT C, EDS DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF ANY SOFTWARE WILL BE UNINTERRUPTED, ERROR-FREE OR YEAR 2000 COMPLIANT.


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                                  ATTACHMENT D

                                   INDEMNITIES

D-1.     CLAIMS RELATING TO PERSONAL INJURY AND PROPERTY DAMAGE.

(a) GENERAL. EDS and BuildNet each will be responsible for any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses"), to their respective tangible personal or real property (whether owned or leased), and each party agrees to look only to its own insuring arrangements (if any) with respect to such Losses. EDS and BuildNet each will be responsible for Losses for the death of or personal injury to any person (including any employee of either party) and Losses for damages to any third party's tangible personal or real property (whether owned or leased), in accordance with the law of the jurisdiction in which such Loss is alleged to have occurred. Subject to
         SECTION 12 of this Agreement and the procedures set forth below in SECTION D-4, each party will indemnify and defend the other party and hold the other party harmless from any and all Losses arising out of, under or in connection with claims for which the indemnitor is responsible under the preceding sentence.

(B) Waiver of Subrogation. EDS and BuildNet waive all rights to recover against each other for any Loss to their respective tangible personal property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self insured retentions. EDS and BuildNet will use reasonable efforts to cause their respective insurers to issue appropriate waivers of subrogation rights endorsements to all property insurance policies maintained by each Party. Each Party will give the other written notice if a waiver of subrogation is unobtainable or obtainable only at additional expense. If the Party receiving such notice agrees to reimburse the or-her Pam, for such additional expense, the other Party will obtain such waiver of subrogation. If a waiver is unobtainable or if a Party elects not to pay the additional expense of a waiver, then neither Party nor their insurers will waive such subrogation rights.

D-2.     INFRINGEMENT CLAIMS.

(a) GENERAL. Subject to SECTION 12 of this Agreement, the limitations set forth below in this SECTION D-2 and the procedures set forth below in SECTION D-4, EDS and BuildNet each agree to defend the other party against any action to the extent that such action is based upon a claim that the software (other than third party software) or confidential information provided by the indemnitor, or any part thereof, (i) infringes a copyright perfected under United States statute, (ii) infringes a patent granted under United States law or (iii) constitutes an unlawful disclosure, use or


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         misappropriation of another party's trade secret. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction.

(b) Exclusions. Neither EDS nor BuildNet will be liable to the other for claims of indirect or contributory infringement. In particular, the indemnitor will have no liability to the indemnitee, hereunder if any claim of infringement is based upon the use of software provided by the indemnitor hereunder used in a manner for which the software was not designed. Also, the indemnitor will have no liability if the indemnitee modifies any software provided by the indemnitor hereunder and such infringement would not have occurred but for such modification, or uses the software in the practice of a patented process and there would be no infringement in the absence of such practice, or such claim arises out of the indemnitor's compliance with specifications provided by the indemnitee and such infringement would not have occurred but for such compliance.

(C) Additional REMEDY. If software or confidential information becomes the subject of an infringement claim under this SECTION D-2, or in the indemnitor's opinion is likely to become the subject of such a claim, then. in addition to defending the claim and paying any damages and attorneys' fees as required above in this SECTION D-2, the indemnitor will either (A) replace or modify the software or confidential information to make it noninfringing or cure any claimed misuse of another's trade secret or (B) procure for the indemnitee the right to continue using the software or confidential information pursuant to this Agreement. Any costs associated with implementing either of the above alternatives will be borne by the indemnitor but will be subject to SECTION 12 of this Agreement. If neither option is available to the indemnitor through the use of reasonable, diligent efforts, (x) The indemnitee will return such software or confidential information to the indemnitor and (y) if requested by the indemnitee in good faith, the parties will negotiate, pursuant to SECTION 13 of this Agreement but subject to SECTION 12 of this Agreement. to reach a written agreement on what, if any, monetary damages (in addition to the indemnitor's obligation to defend the claim and pay any damages and attorneys' fees as required above in this SECTION D-2) are reasonably, owed by the indemnitor to the indemnitee as a result of the indemnitee no longer having use of such software or confidential information.

D-3. CLAIMS RELATING TO INTERNET USAGE. Subject to SECTION 12 of this Agreement and the procedures set forth below in SECTION D-4, BuildNet will indemnify and defend EDS and hold EDS harmless from any and all Losses, including those associated with claims for indirect or contributory infringement, arising out of. under or in connection with any claims relating to (i) content (other than that provided by EDS, if any), whether of an editorial, advertising or other nature. (ii) the provision, use, alteration or distribution thereof, the accessibility thereto or the exchange of information over the Internet in connection therewith, including copyright infringement, libel, indecency, false light, misrepresentation. invasion of privacy or image or personality rights, (iii) statements or other materials made or made available by readers of the content or by persons to whom the content is linked at the request of BuildNet or (iv) the conduct of BuildNet's business.


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D-4.     Procedures. The indemnification obligations set forth in this
         ATTACHMENT D will not apply unless the party claiming indemnification:
         (a) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge. in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this ATTACHMENT D if and to the extent that the indemnitor is prejudiced thereby; and (b) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement :hereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the party entitled to indemnification may assume the defense at the indemnitor's cost and expense.

         The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.


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